                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting  Material  Pursuant to 240.14a-11(c) or 240.14a-12
                           NORD RESOURCES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
    (5) Total fee paid:
        ------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
    (3) Filing Party:
        ------------------------------------------------------------------------
    (4) Date Filed:
        ------------------------------------------------------------------------

LOGO                                                 NORD RESOURCES CORPORATION
                                                  8150 WASHINGTON VILLAGE DRIVE
                                                             DAYTON, OHIO 45458


                                     PRELIMINARY

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 20, 1996


To the Stockholders of
NORD RESOURCES CORPORATION:


    Notice is hereby given that a special meeting of stockholders of Nord Resources Corporation (the "Corporation") will be held at the offices of the Corporation, 8150 Washington Village Drive, Dayton, Ohio on November 20, 1996 at 10:00 a.m. for the following purposes:

    1. To consider and act upon a proposal to amend the Corporation's Certificate of Incorporation to increase the authorized Common Stock of the Corporation from 40,000,000 shares to 50,000,000 shares,

    2. To consider and act upon a proposal, as required under Rule 312.03(b) of the New York Stock Exchange Listed Company Manual, to approve the sale of 2,000,000 shares of Common Stock to MIL (Investments) S.A. and

    3. To act upon such other matters as may properly come before the meeting or any adjournment thereof.


    The close of business on October 25, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

    YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING.  THUS, WHETHER
OR NOT YOU EXPECT TO BE PRESENT, YOU ARE REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHICH HAS BEEN PROVIDED FOR THAT PURPOSE. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.


                                  By Order of the
                                  Board of Directors,


                                  Karl A. Frydryk
                                  Secretary

October 28, 1996

                              NORD RESOURCES CORPORATION
                            8150 WASHINGTON VILLAGE DRIVE
                                  DAYTON, OHIO 45458


PROXY STATEMENT
For a Special Meeting of Stockholders
November 20, 1996

                                 GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation by the Corporation's Board of Directors (the "Board") of proxies in the accompanying form for a special meeting of stockholders of Nord Resources Corporation (the "Corporation").

    Shares cannot be voted at the meeting unless the stockholder is present in person or represented by proxy. All shares represented by properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the enclosed proxy.
If no directions have been specified by marking the appropriate squares on the proxy, the shares will be voted in accordance with the Board's recommendations. A stockholder signing and returning a proxy has the power to revoke it at any time prior to its exercise by delivering to the Corporation a later dated proxy or by giving notice to the Corporation in writing or in open meeting, but without affecting any vote previously taken. The holders of a majority of the Corporation's outstanding shares, present in person or represented by proxy and entitled to vote, constitute a quorum for the transaction of all business at the meeting. Abstentions and broker non-votes are included in determining if a quorum is present at the meeting.

    Only stockholders of record at the close of business on October 25, 1996 are entitled to vote at the meeting.  As of October 25, 1996, there were issued and outstanding 19,838,408 shares of Common Stock of the Corporation. Each share is entitled to one vote and cumulative voting is not permitted. A list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting, for a period of 10 days prior to the meeting, during normal business hours at the offices of the Corporation, 8150 Washington Village Drive, Dayton, Ohio. The
list will also be available at the meeting.   An affirmative vote of a majority
of the issued and outstanding shares entitled to vote on the proposal is required for approval of Item 1 of this Proxy Statement. Broker non-votes will have the same effect as voting against Item 1. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of Item 2 of this Proxy Statement, provided that a majority of the issued and outstanding shares entitled to vote on Item 2 cast their vote. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of Item 3 of this Proxy Statement. Abstentions from voting will have the same effect as voting against each of the proposals.

    This Proxy Statement and the enclosed proxy were first mailed to stockholders on or about October 28, 1996.

                              PRINCIPAL STOCKHOLDERS AND
                           SECURITY OWNERSHIP OF MANAGEMENT


    The following table sets forth the only persons known by the Board to be beneficial owners of more than 5% of the outstanding shares of Common Stock of the Corporation:


                                      SHARES BENEFICIALLY
                                           OWNED AS OF
                                        OCTOBER 25, 1996
      NAME AND ADDRESS OF            ----------------------
       BENEFICIAL OWNER              NUMBER      % OF CLASS
    -----------------------          ------      ----------
    MIL (Investments) S.A.          4,000,000(1)     20.2%
    Boulevard Royal 25B
    L-2449
    Luxembourg, Luxembourg


(1) MIL (Investments) S.A. ("MIL") has entered into an agreement pursuant to which it will acquire an additional 2,000,000 shares of Common Stock of the Corporation, subject to stockholder approval of Item 2 of this Proxy Statement.

    Set forth below is certain information for each director and named executive officer of the Corporation.


                                           SHARES BENEFICIALLY
                                                OWNED AS OF
                                             OCTOBER 25, 1996 (1)
                                          -----------------------
DIRECTORS                                 NUMBER      % OF CLASS
---------                                 ------      ----------
   W. Pierce Carson                       41,040(3)       (2)
   Edgar F. Cruft                        307,296(4)       1.5%
   Karl A. Frydryk                       110,774(5)       (2)
   Terence H. Lang                       179,633(6)       (2)
   Leonard Lichter                        25,750(7)       (2)
   Joseph Max Yvan Boulle ("Max Boulle")       -(8)       (8)
   Marc Franklin                               -(8)       (8)

OTHER NAMED EXECUTIVE OFFICERS
   James T. Booth                         58,950(9)        (2)
   William W. Wilcox                      77,310(9)        (2)
   All  directors and other named
      executive officers as a group
      (9 persons)                        800,753(10)       3.9%

(1) Ownership includes sole voting and investment power except as otherwise noted. When applicable, the number of shares beneficially owned includes the number of unissued shares which the listed person (or group) has a right to acquire within 60 days after October 25, 1996. In determining the number of shares outstanding for computing the percent of class owned by a listed person (or group), the number of shares outstanding of the Corporation has been increased by the number of unissued shares which the listed person (or group) has a right to acquire from the Corporation within 60 days after October 25, 1996.
(2) Represents less than 1% of the shares outstanding.
(3) Includes options to purchase 15,000 shares.
(4) Includes options to purchase 196,525 shares. Dr. Cruft's wife and children own an additional 15,697 shares as to which Dr. Cruft disclaims beneficial ownership.
(5) Includes options to purchase 108,591 shares.
(6) Includes options to purchase 162,775 shares. Mr. Lang's wife owns an additional 21,348 shares as to which Mr. Lang disclaims beneficial ownership.
(7)  Includes options to purchase 24,750 shares.
(8) Max Boulle and Marc Franklin are the nominees of MIL (see Item 2 below). MIL is indirectly 100% owned by Jean-Raymond Boulle. Max Boulle is the brother of Jean-Raymond Boulle. There is no family relationship between Marc Franklin and Jean-Raymond Boulle. MIL, as of October 25, 1996, beneficially owned 4,000,000 shares of Common Stock of the Corporation, which amount represents approximately 20.2% of the issued and outstanding shares of Common Stock.
(9) Consists of options to purchase shares.
(10) Includes options to purchase 643,901 shares held by directors and named executive officers as a group.


                        ITEM 1 - PROPOSAL TO AMEND CERTIFICATE
                       OF INCORPORATION TO INCREASE THE NUMBER
                         OF SHARES OF AUTHORIZED COMMON STOCK


    The Corporation is currently authorized to issue 40,000,000 shares of Common Stock, $.01 par value. As of October 25, 1996, the Corporation had 19,838,408 shares of Common Stock outstanding, 1,915,113 shares of Common Stock reserved for exercise of stock options and 2,000,000 shares of Common Stock reserved for issuance to MIL (Investments) S.A., subject to the conditions described in Item 2 below.

    The Board has unanimously approved and recommends to the stockholders an amendment to the Corporation's Certificate of Incorporation to increase the authorized Common Stock, $.01 par value, from 40,000,000 shares to 50,000,000 shares. If this proposed amendment is approved by the stockholders, paragraph "4" of the Certificate of Incorporation would be stricken and a new paragraph "4" would be substituted in the lieu thereof as follows:

    "4. The total number of shares of stock which the Corporation has authority to issue is Fifty Million (50,000,000) and the par value of each of such shares is One Cent ($.01), amounting in the aggregate to Five Hundred Thousand Dollars ($500,000)."

    The additional shares of Common Stock will be available for issuance from time to time without first offering such shares to the stockholders. Stockholders do not have preemptive rights with respect to the shares of Common Stock. Although the Corporation has no present intention of issuing additional shares of Common Stock (other than discussed in Item 2 of this Proxy Statement and up to an additional 1,000,000 shares of Common Stock which the Corporation is contemplating offering in a separate Regulation S offering), their subsequent issuance may have the effect of diluting the voting power of existing stockholders and may adversely affect the market price of the Common Stock. However, in the event additional shares of Common Stock are issued in transactions whereby favorable business opportunities are provided or that provide working capital sufficient to adequately capitalize the Corporation and allow it to pursue its business plans, the market price may increase. The issuance of such additional shares of Common Stock might be disadvantageous to current stockholders in that any additional issuances would reduce per share dividends, if any.

    The Board is recommending the adoption of the amendment to the
Corporation's Certificate of Incorporation in order to enhance the Corporation's
financial flexibility.   The Corporation currently has 23,753,521 shares of
Common Stock issued and outstanding and reserved for issuance (including the 2,000,000 shares reserved for issuance, subject to the conditions described in
Item 2). The Board believes the proposed increase in the Corporation's authorized Common Stock is prudent in view of the complexity of modern business financing. The additional shares of Common Stock to be authorized by the amendment would be available for issuance from time to time for any proper corporate purpose without further action on the part of the stockholders. Such purposes might include, without limitation, issuance of Common Stock in public or private sales for cash as a means of obtaining capital for use in the Corporation's business and operations, as part or all of the consideration required to be paid by the Corporation for the acquisition of other business properties or in connection with stock splits or dividends and under the Corporation's compensation plans for it officers, directors and employees. The Board does not intend to issue any Common Stock except on terms which it deems to be in the best interest of the Corporation and its stockholders.

    While the proposal set forth in this Item 1 does not result from any knowledge by the Board or management of the Corporation of any third party effort to accumulate Common Stock of the Corporation, additional shares of Common Stock issued by the Board could be utilized, under certain circumstances, to make a third party's attempt to gain control of the Corporation more difficult, time consuming and/or costly. For example, additional shares of Common Stock could be issued which might have the effect of diluting the percentage of Common Stock owned by a significant stockholder or issued to purchasers who might support management in opposing a takeover bid which the Board determines is not in the best interest of the Corporation and its stockholders. Accordingly, this proposal may be viewed as having possible anti-takeover effects. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices. While the Corporation is subject to certain Delaware corporate law statutes which may have anti-takeover effects, neither the Corporation's Certificate of Incorporation nor By-Laws presently contain any provisions which may be viewed as having an anti-takeover effect. The Corporation has agreements with certain executive officers and other personnel which provide for significant payments to such persons in the event of a takeover of the Corporation. This proposal is not a part of a plan by the Board to adopt a series of amendments which may have an anti-takeover effect and the Board does not presently intend to propose any amendments in future proxy solicitations which may have an anti-takeover effect.

    Any provision which discourages the acquisition of the Corporation's Common Stock by a person seeking control could be beneficial to the stockholders generally to the extent that it (i) provides for greater stability and continuity of management, (ii) protects stockholders against unfair or inequitable mergers or tender offers and (iii) helps discourage or prevent a takeover by an acquiror seeking to obtain control in order to break up and auction off the Corporation's component parts or otherwise act in non-beneficial ways with respect to the Corporation or its assets. However, such provisions could also have the effect of discouraging, making costlier or more difficult, or preventing a merger or a tender offer which would be beneficial to the Corporation's stockholders. Moreover, the adoption of the proposed amendment to the Certificate of Incorporation may have the effect of assisting the Corporation's management in retaining its position, even if removal would be beneficial to the stockholders generally. Consequently, management would be in a better position to resist changes that might benefit stockholders generally, but that might be disadvantageous to management.

    An affirmative vote of a majority of the issued and outstanding shares entitled to vote on the proposal is required for approval of the amendment to the Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as voting against Item 1.

                  THE BOARD RECOMMENDS THAT YOU VOTE "FOR" ITEM 1.



                      ITEM 2 - PROPOSAL, AS REQUIRED UNDER RULE
                   312.03(b) OF THE NEW YORK STOCK EXCHANGE LISTED COMPANY MANUAL, TO APPROVE THE SALE OF 2,000,000 SHARES OF COMMON STOCK TO MIL (INVESTMENTS) S.A.


    On October 16, 1996, the Corporation entered into a Stock Purchase and Sale Agreement ("Agreement") with MIL (Investments) S.A. ("MIL") pursuant to which the Corporation agreed to issue to MIL an additional 2,000,000 shares ("Purchase Shares") of the Corporation's Common Stock for a purchase price of $10,000,000 ($5.00 per share). The closing of the transaction is subject to stockholder approval, compliance with the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and requires that there not be any material adverse change in the financial conditions, operations, assets or continued corporate viability of the Corporation and its subsidiaries or affiliates, taken as a whole, prior to the Closing Date. MIL presently owns 4,000,000 shares of the Corporation's Common Stock of which 3,160,000 shares were acquired on April 15, 1996 in a private placement and 840,000 shares were acquired on June 4, 1996 through a loan conversion, which was approved by the stockholders. Approval of the sale of the shares to MIL is required under Rule 312.03(b) of the New York Stock Exchange Listed Company Manual, since MIL is a substantial shareholder of the Corporation as set forth in such Rule. The transaction is a private placement under Regulation S, as promulgated by the Securities and Exchange Commission under the Securities Act of 1993 ("1933 Act"). Stockholders do not have pre-emptive rights with respect to the shares of Common Stock. MIL will not be eligible to vote the shares it presently owns on Item 2.

    The Board recommends to the stockholders that they approve the sale of shares to MIL. If the sale is approved, existing stockholders would incur a dilution in their interest in the Corporation of approximately 7.3% and MIL would own, in the aggregate, 6,000,000 shares of Common Stock representing approximately 27.5% of the issued and outstanding shares of Common Stock. MIL is not restricted in any way from acquiring more shares of Common Stock or from disposing of shares of Common Stock, except for compliance with relevant securities laws.

    Under the Agreement, the Corporation granted MIL the right to demand registration under the 1933 Act of the Purchase Shares. MIL was also granted "piggy-back " registration rights. These rights are identical to the rights granted to MIL under its prior agreements with the Corporation except that MIL would now have the right to two separate registration statements rather than only one. Neither the Agreement nor any of the rights, obligations and claims thereunder may be assigned by MIL, except that upon prior notice to the Corporation, MIL may assign the Agreement and/or any rights, obligations or claims thereunder to Jean-Raymond Boulle or to any entity controlled by Jean-Raymond Boulle, provided that Jean-Raymond

Boulle thereafter continues to remain in control of such entity (the terms "controlled" and "control" having the meaning ascribed to them in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended).

    Under its prior agreements with the Corporation, MIL has the right to designate three nominees to the Board and is obligated to vote its shares for the remaining five nominees designated by the Board (excluding the members designated by MIL) through and including the annual meeting to be held in the year 2000 provided, however, that if MIL and its affiliates own in excess of 50% of the then issued and outstanding shares of Common Stock of the Corporation, MIL will be entitled to vote all of its shares of Common Stock without any regard to any restrictions contained in those agreements. Those provisions have not been modified in any manner by the Agreement, except that Management has agreed to recommend to the Board (i) a reduction in the number of directors from eight to seven with MIL retaining the right to designate three nominees and (ii) that the time period during which MIL is obligated to vote for the Board's designees be changed to expire after the annual meeting to be held in the year 1999, rather than the year 2000.
The designees of MIL on the Board did not participate in the Board vote approving the sale of the additional 2,000,000 shares to MIL.

    Nord Pacific Limited ("NPL"), of which the Corporation currently owns approximately 35.3% of the issued and outstanding shares, has filed a preliminary proxy statement with the SEC which states that it intends to make a public offering in Canada of up to 4,000,000 shares of its common stock. The Corporation intends to use approximately $5,000,000 of the proceeds from the sale to MIL to acquire approximately an additional 700,000 shares of NPL's common stock, so that the Corporation may retain an approximate 30% interest in NPL. The balance of the $10,000,000 paid by MIL would be used for working capital. The Board believes that adding to the Corporation's working capital will strengthen the Corporation's financial position and will enable the Corporation to finance obligations of its 80% owned kaolin subsidiary and help in developing a plan regarding the reopening of its 50% owned rutile mine in Sierra Leone. The proposed issuance of the Purchase Shares was not a result of any knowledge by the Board or management of the intention of any third party to accumulate Common Stock of the Corporation or to make any third party's attempt to gain control of the Corporation more difficult, time-consuming and/or costly. However, the issuance of such shares could be viewed as having possible anti-takeover effects. See Item 1 of this Proxy Statement for a discussion regarding anti-takeover issues.

    The Board believes that the agreements entered into with MIL, which is indirectly 100% owned by Jean-Raymond Boulle, and his expressed interest in increasing his involvement in the future development of the Corporation, will provide opportunities to the Corporation and its subsidiaries and affiliates that might otherwise be unavailable, including, without limitation, the acquisition of approximately an additional 700,000 shares of NPL and providing further assistance in the reopening of the Corporation's 50% owned rutile mine in Sierra Leone. The Board believes that the sale is in the best interests of the Corporation and its stockholders because the sale will give Mr. Boulle a larger equity interest in the Corporation and will provide capital on terms that compare favorably to the Corporation's other financing options.

    In reaching its decision to enter into the Agreement and unanimously to recommend approval of the sale to the stockholders, the Board considered a number of factors including, among other things, the Corporation's long-term strategic plan, its capital structure and resources, operations, management and historical earnings and assessment of the earnings potential, prospects and future values of the Corporation, both with and without consummation of the Agreement, and the Corporation's other financing options.

    An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of Item 2, provided that a majority of the issued and outstanding shares entitled to vote on Item 2 cast their votes. Abstentions will have the same effect as voting against Item 2.

                   THE BOARD RECOMMENDS THAT YOU VOTE "FOR" ITEM 2.

                                ITEM 3 - OTHER MATTERS


    The Board is not aware of any matter not referred to in the enclosed form of proxy that will be presented for action at the meeting. If any such matter properly comes before the meeting, the proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies.

    The Corporation's transfer agent, American Stock Transfer & Trust Company, is to perform certain services in connection with the solicitation, including tabulation of proxies and personal or telephone inquires to stockholders or brokers, banks or other acting as custodians. For these services, the transfer agent will receive a fee at its customary rate and reimbursement of certain out-of-pocket expenses. Brokers, banks and other persons acting as custodians may be reimbursed for certain expenses incurred by them in obtaining instructions from beneficial owners of the Corporation's Common Stock. In addition to use of the mails, director and officers of the Corporation may, without compensation other than their regular compensation, solicit proxies from stockholders by telephone or in person. All costs of solicitation will be borne by the Corporation.

                           STOCKHOLDER PROPOSALS

    A proposal by a stockholder intended for inclusion in the Corporation's proxy statement for the 1997 annual meeting must be received by the Corporation at 8150 Washington Village Drive, Dayton, Ohio, to the attention of Karl A. Frydryk, Secretary, on or before December 31, 1996, in order to be eligible for such inclusion.

    PLEASE SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED WITHIN THE UNITED STATES.



October 28, 1996

                                     PRELIMINARY

                                      PROXY CARD


                              NORD RESOURCES CORPORATION
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               PROXY FOR A MEETING OF STOCKHOLDERS ON NOVEMBER 20, 1996

    The undersigned hereby appoints Terence H. Lang and Karl A. Frydryk, or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Nord Resources Corporation.

                            (To be Signed on Reverse Side)


                      ------------------------------------------

/X/  Please mark your
     votes as in this
     example.

1. Proposal to amend the Corporation's Certificate of Incorporation to increase the authorized Common Stock

              For         Against     Withheld
              /  /           /  /         /  /

2.  Proposal to sell 2,000,000 shares of Common Stock to MIL (Investments) S.A.

              For         Against          Withheld
              /  /          /  /         /  /

3.  The transaction of such other business as may come before the meeting.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURES                                              DATE
         -----------------------------------------------    --------------

Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc., should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons all should sign.